Exhibit 10.2

EXECUTION COPY

MASTER SUPPLY AGREEMENT

THIS MASTER SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of the 2nd day of August, 2004, by and between WOODGRAIN MILLWORK, INC., an Oregon corporation (“Woodgrain”), and HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (“Huttig”). Woodgrain and Huttig are sometimes referred to in this Agreement collectively as the “Parties,” and individually, as a “Party.”

R E C I T A L S:

A.	Woodgrain has heretofore manufactured for Huttig certain wood mouldings and related products.

B.	Woodgrain and Huttig have heretofore entered into that certain Asset Purchase and Sale Agreement, dated as of July 29, 2004 (the “Purchase Agreement”), pursuant to which Woodgrain is acquiring from Huttig certain assets used by Huttig in connection with the operation of its pine mouldings, door frames and door components, wood window frames, specialty millwork and cutstock business, at Huttig’s American Pine Products Manufacturing Facility located at 1948 N. Main Street, Prineville, Oregon 97754 (the “Facility”).

C.	Woodgrain intends to use the Facility for the production and manufacture of pine mouldings, door frames and door components, wood window frames, specialty millwork and cutstock for the building products industry.

D.	Huttig desires to purchase such products from Woodgrain for distribution, and Woodgrain desires to manufacture such products for, and shall sell such products to, Huttig, on the terms and conditions set forth herein.

E.	It is a condition of Woodgrain’s obligation to purchase the Facility under the Purchase Agreement that the Parties enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Section 1. DEFINITIONS.

1.1

“Products” means pine mouldings, door frames and door components, doors, windows, wood window frames, specialty millwork and cutstock as set forth on or attached to Exhibit A. Exhibit A may be amended from time to time by the

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addition, substitution, and modification of the Products or the Product Warranties related thereto, as agreed to by the Parties.

1.2	“Product Warranties” means the product warranty policies related to the Products set forth on or attached to Exhibit B. No modification or amendment of the Product Warranties shall be effective without prior written approval of both Parties.

1.3	“Territory” means North America, including Canada, the United States of America, Puerto Rico and the U.S. Virgin Islands.

Section 2. MANUFACTURE, PURCHASE AND SALE OF PRODUCTS.

2.1	Woodgrain agrees to manufacture for and sell Products to Huttig, and Huttig agrees to purchase Products from Woodgrain, for distribution and sale within Territory, on the terms and conditions set forth in this Agreement.

2.2	All purchases of Products by Huttig shall be pursuant to written purchase orders issued to Woodgrain (each, a “Purchase Order”), in form agreed to by the Parties. Each Purchase Order shall include, among other things, a description of Products purchased, the quantity to be purchased, shipping instructions, delivery schedule, destination and confirmation of purchase.

2.3	Huttig shall issue Purchase Orders to Woodgrain detailing therein specific order and shipping requirements at lead times before the required shipment date which are consistent with the current domestic market for such line of Products and the current offshore market for such line of Products, calculated separately. Such current market lead times shall be determined by reference to the lead times for delivery of similar domestic and offshore Products by Woodgrain to third-party customers other than Huttig. Where the Parties cannot reach agreement on market lead times for Products, the Parties shall resolve their dispute as to lead times in accordance with the dispute resolution procedures set forth in Section 16 hereof. During any such dispute resolution period, the last-agreed upon market lead time will apply. Woodgrain agrees to accept electronically delivered (e-mail) or telecopied (fax) Purchase Orders. If delivery is not expected to be made “on-time” (determined in accordance with the required domestic or offshore market-based lead time, as applicable), Woodgrain will immediately inform Huttig’s designated representative and will take all reasonable steps at its own cost to expedite delivery. If delivery is not made on-time or if notice is given by Woodgrain that a delivery is expected to be late, Huttig may, at its option, cancel the order immediately or accept new delivery dates, if any, offered by Woodgrain. However, for purposes of crediting Huttig’s purchases against the Initial Minimum Product Amount pursuant to Section 4.1 and against the Annual Minimum Product Amount pursuant to Section 4.2, any such canceled order will be counted as made, delivered and purchased by Huttig.

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2.4	Woodgrain agrees to promptly process and ship all orders it receives from Huttig according to the Purchase Order requirements and any applicable terms of this Agreement.

2.5	Except as provided in Section 3.5 and Exhibit C, special instructions or additional terms which appear either on Huttig’s Purchase Order or on Woodgrain’s confirmation form shall not apply unless mutually agreed to in writing by duly authorized representatives of each of the Parties.

2.6	Under no circumstances shall Woodgrain proceed with the manufacture or delivery of Products for Huttig under this Agreement or otherwise without the receipt and confirmation of a Purchase Order relating thereto. Woodgrain acknowledges and agrees that Huttig will not be responsible for materials, supplies, labor or other commitments relating to the manufacture or delivery of Products other than as authorized by Purchase Orders delivered to Woodgrain.

2.7	Woodgrain shall at all times manufacture the Products in accordance with the Product Warranties. Woodgrain shall be responsible for the cost of providing and maintaining all tooling, supplies, equipment and personnel necessary for the manufacture of the Products.

Section 3. PRICES AND TERMS AND CONDITIONS OF SALE.

3.1	The initial prices of Products are as stated in Exhibit C (“Prices”), which such Exhibit shall be attached to this Agreement no later than August 23, 2004. Prices are subject to adjustment as follows: (i) Prices for mouldings will be subject to adjustment on a monthly basis without advance notice; (ii) Prices for doors will be subject to adjustment upon thirty (30) days’ advance written notice; and (iii) Prices for windows are fixed for twelve (12) months from the date of first shipment hereunder to Huttig; thereafter, window Prices will be subject to a price adjustment for the following 12-month period. Each Price adjustment shall be based on then current domestic market prices (including costs of freight and transportation) for domestic Products and offshore market prices (including costs of freight and transportation) for offshore Products, and will be determined by negotiation between the Parties. Where the Parties cannot reach agreement on a Price adjustment, the Parties shall resolve their dispute as to pricing in accordance with the dispute resolution procedures set forth in Section 16 hereof. During any such dispute resolution period, the last agreed-upon monthly Prices will apply.

3.2

Notwithstanding any other provision of this Agreement, in the event Huttig receives a bona fide price quote for interior pine doors which is lower than the Price then charged for interior pine doors by Woodgrain, from a third-party vendor with the domestic and offshore manufacturing capacity sufficient to supply all of Huttig’s requirements for interior pine doors during any 12-month period (a “Competing Offer”), Huttig will provide Woodgrain with written notice of such Competing Offer (the “Competing Offer Notice”), together with price

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quoted, the quantity of doors applicable to the price quoted, and the identity of the third-party vendor. Woodgrain will have 15 days from receipt of the Competing Offer Notice to elect to match the Competing Offer; and, if Woodgrain does so elect with such 15-day period, Huttig shall purchase all of the interior pine doors applicable to the Competing Offer from Woodgrain. If Woodgrain does not elect to match the Competing Offer within 15 days from receipt of the Competing Offer Notice, Huttig may purchase that quantity of interior pine doors applicable to the Competing Offer from the third-party vendor, and said dollar purchases will be counted towards Huttig’s Annual Purchase Commitment during years one and two of this Agreement.

3.3	The amount of any present, retroactive or future sales, use, excise or similar tax applicable to Huttig’s purchase of Products shall be added to the Woodgrain invoice and shall be paid by Huttig, unless Huttig provides Woodgrain with exemption certificates acceptable to the appropriate authorities.

3.4	Payment terms vary with the Product line and, subject to Section 3.4.1, are as follows:

3.4.1	For each of the first two successive twelve (12) month periods of this Agreement, payment terms for the first $* in purchases of all moulding Products, whether manufactured at the Facility or at another Woodgrain facility, shall be net 11 days from the date of Woodgrain’s invoice, which shall be issued on the date of shipment; provided, however, that there shall be assessed a 1% late payment penalty. For purchases of moulding Products in excess of the first $* during each such 12-month period, payment terms shall be 1% 10, net 11.

3.4.2	After application of the payment terms set forth in Section 3.4.1, thereafter, for all moulding Products, payment terms shall be 1% 10, net 11.

3.4.3	For all window Products, payment terms shall be 1% 10, net 30.

3.4.4	For all door Products, payment terms shall be 1% 30, net 31.

3.5	Huttig’s standard terms and conditions of purchase shall apply to Products purchased under this Agreement. A copy of Huttig’s current terms and conditions is set out in Exhibit D attached hereto. If there is any conflict between these standard terms and conditions of purchase and the provisions of this Agreement, the provisions of this Agreement shall prevail. If there is any conflict between Huttig’s standard terms and conditions of purchase and Woodgrain’s standard terms and conditions of sale, Huttig’s standard terms and conditions of purchase shall prevail.

*	Certain portions of this agreement have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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3.6	Notwithstanding any provision of this Agreement seemingly to the contrary, nothing in this Agreement shall prohibit or limit Woodgrain’s right to apply and enforce against Huttig its credit review policies in the ordinary course.

Section 4. MINIMUM ORDER REQUIREMENTS.

4.1	Huttig acknowledges and agrees that a significant incentive for Woodgrain to purchase the Facility is the intent of the Parties that Huttig will, after the purchase and sale, provide Woodgrain with significant additional incremental business orders of wood mouldings and related products. Accordingly, in the event that during each of the first two successive 12-month periods of this Agreement, Huttig has not issued Purchase Orders to Woodgrain for Products in the total amount of at least $ * (the “Initial Minimum Product Amount”), then Huttig agrees to pay to Woodgrain within ten (10) business days following the end of the applicable 12-month period, a pro rata amount of $ * in immediately available U.S. funds. By way of example and not of limitation, if, in the first 12 months following the date of this Agreement, Huttig orders only $ * of Products (50% of the Initial Minimum Product Amount), then Huttig shall pay to Woodgrain the amount of $ * ($ * x 50% = $ * ). Likewise, if in the second 12-month period, Huttig orders only $ * of Products (75% of the Initial Minimum Product Amount), then Huttig shall pay to Woodgrain the amount of $* ($ * x 25% = $ * ). The foregoing shall be the exclusive remedy of Woodgrain for any breach of the Initial Minimum Product Amount requirements set forth in this Section 4.1.

4.2	During each successive 12-month period of this Agreement, Huttig agrees to order that volume of Products determined in accordance with the attached Exhibit E and this Section 4.2 (the “Annual Minimum Order Amount”). In the event Huttig fails to purchase the volume of any line of Products during either the third, fourth and/or fifth successive 12-month periods of this Agreement equal to the Annual Minimum Order Amount, Huttig agrees to pay to Woodgrain within ten (10) business days following the end of the applicable 12-month period, an amount equal to four percent (4%) of the Product line sales shortfall, based on Prices charged by Woodgrain pursuant to this Agreement; provided, however, that the 4% penalty shall not apply to shortfalls in orders of Products listed on Exhibit E. In addition to the Annual Minimum Order Amounts set forth on Exhibit E, the Annual Minimum Order Amounts for certain Product lines will be determined in accordance with the following:

4.2.1	Mouldings and Frames.

(a)	The Annual Minimum Order Amount for domestic Products procured by Huttig under this Agreement during the first two successive 12-month periods of this Agreement shall be * board feet of moulding and frames, including * board feet of domestic interior finger joint mouldings and * board feet of domestic

*	Certain portions of this agreement have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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exterior finger joint mouldings and frames, calculated separately (each, a “Base Year Production Amount”), and subject to adjustment as provided in paragraph (c) below. Huttig may determine in its discretion the amount of orders for Product lines necessary to make up the difference between the total Annual Minimum Order Amount (* board feet) and the total of the separate Product lines described above (* board feet)

(b)	During the third successive 12-month period of this Agreement, the Annual Minimum Order Amounts for Products shall be fifty percent (50%) of the Annual Minimum Order Amount for each of the three categories described in paragraph (a) above; during the fourth successive 12-month period of this Agreement, the Annual Minimum Order Amounts for Products shall be forty percent (40%) of the Annual Minimum Order Amount for each of the three categories described in paragraph (a) above; and during the fifth successive 12-month period of this Agreement, the Annual Minimum Order Amounts for Products shall be thirty percent (30%) of the Annual Minimum Order Amount for each of the three categories described in paragraph (a) above. By virtue of the foregoing, (i) during the third successive 12-month period of this Agreement, the total Annual Minimum Order Amount for mouldings and frames shall be * board feet, the Annual Minimum Order Amount for domestic interior finger joint mouldings shall be * board feet, and the Annual Minimum Order Amount for domestic exterior finger joint mouldings and frames shall be * board feet; (ii) during the fourth successive 12-month period of this Agreement, the total Annual Minimum Order Amount for mouldings and frames shall be * board feet, the Annual Minimum Order Amount for domestic interior finger joint mouldings shall be * board feet, and the Annual Minimum Order Amount for domestic exterior finger joint mouldings and frames shall be * board feet; and (iii) during the fifth successive 12-month period of this Agreement, the total Annual Minimum Order Amount for mouldings and frames shall be * board feet, the Annual Minimum Order Amount for domestic interior finger joint mouldings shall be * board feet, and the Annual Minimum Order Amount for domestic exterior finger joint mouldings and frames shall be * board feet.

(c)

Beginning with the third 12-month period of this Agreement, and for each successive 12-month period thereafter, the Base Production Year Amount on which Annual Minimum Order Amounts are calculated will be adjusted annually for increases or decreases in the number of U.S. single-family housing starts as reported by the U.S. Chamber of Commerce, measured by reference to the 12-month period ending three months prior to the end of the third, fourth and fifth successive

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*	Certain portions of this agreement have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

12-month periods of this Agreement (each, an “Adjusted Reference Period”). By way of example, and not of limitation, (i) if the third 12-month period of this Agreement runs from July 1, 2006 to June 30, 2007, (ii) the number of U.S. housing starts during the 12-month period ending March 31, 2007 (the applicable Reference Period) increased by 5% over the number of U.S. housing starts in calendar year 2003 (the “Base Reference Period”), then (iii) the Annual Minimum Order Amount for domestic interior finger joint mouldings during the third successive 12-month period of this Agreement would be * board feet (* x 1.05% = * x 50% = *); (iv) the Annual Minimum Order Amount for domestic exterior finger joint mouldings and frames during the third successive 12-month period of this Agreement would be * board feet (* x 1.05 = * x 50% = *); and (v) the total Annual Minimum Order Amount for mouldings and frames during the third successive 12-month period of this Agreement would be * board feet (* x 1.05% = * x 50% = *). As noted above, Huttig will have the discretion to determine which Product line will be increased to reach the total Annual Minimum Order Amount for mouldings and frames; provided, however, that in all events the Annual Minimum Order Amount for domestic interior finger joint mouldings and domestic exterior finger joint mouldings and frames, calculated separately, shall be reached. The calculation will be repeated again in the fourth and fifth successive 12-month periods of this Agreement, with reference to changes in U.S. single-family housing starts between the Base Reference Period and the applicable Adjusted Reference Period.

4.2.2	Solid lineal mouldings. The Annual Minimum Order Amount for solid lineal mouldings shall be * board feet per month.

Section 5. PRODUCTION SCHEDULE AND SUPPLY.

5.1

The Initial Minimum Order Amount set forth in Section 4.1 and the Annual Minimum Order Amount set forth in Section 4.2 and in Exhibit E, as applicable, shall determine the numbers and types of Products to be produced by Woodgrain and purchased by Huttig during each three-month period during the term of this Agreement (including any renewal terms). Huttig agrees to place monthly Purchase Orders that, during each successive three-month period, provide for an aggregate of 100% of the annual volume of each Product line equal to the Initial Minimum Order Amount, the Annual Minimum Order Amount and/or Exhibit E, as applicable, divided by 4, and subject to adjustment as described below. By way of example and not of limitation, if the Annual Minimum Order Amount indicates that Huttig is to purchase an annual volume of mouldings during the third successive 12-month period of this Agreement equal to * board feet, and no adjustment to any three-month period purchase obligation is made, Huttig

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*	Certain portions of this agreement have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

shall issue Purchase Orders for and shall purchase not less than * board feet each quarter during such 12-month period. Notwithstanding the foregoing, during any successive three-month period, Huttig may purchase up to 20% less than the foregoing unadjusted amount, provided that in no event shall any such adjustment in its purchase obligation during any such three-month period excuse Huttig from purchasing the Initial Minimum Order Amount or the Annual Minimum Order Amount, as the case may be, during any applicable 12-month period under this Agreement.

5.2	If at any time Woodgrain has doubts that it can meet the monthly Product production requirements, based upon the minimum order requirements set forth in Section 4.1 or 4.2, Woodgrain shall immediately inform in writing Huttig of these concerns. Huttig shall immediately consult with Woodgrain to determine how the situation might best be resolved. If Huttig and Woodgrain have not, within 30 days of the date of Woodgrain’s notice pursuant to this Section 5.2, developed a plan to prevent the material disruption of Huttig’s business in the Products, which is acceptable to Huttig in its commercially reasonable judgment, Huttig shall have the right to seek an additional supplier of the Products and such Products ordered by Huttig from suppliers other than Woodgrain pursuant to this Section 6.3 shall, for the purpose of crediting Huttig’s purchases against the Minimum Product Amount and Products on the Minimum Order Schedule pursuant to Section 4.2 and 4.2, be counted as made, delivered and purchased from Woodgrain by Huttig.

5.3	If for whatever reason, Huttig ceases, or is likely to cease, distributing any Product line, Huttig shall be obliged to inform Woodgrain in writing immediately that Huttig has made such decision, but with a minimum notice period of six (6) months.

Section 6. DELIVERY.

6.1	All deliveries of Products shall be made FOB destination, and title and risk of loss shall pass to Huttig at such delivery point.

Section 7. INSPECTION.

7.1	Woodgrain shall inspect the Products to be shipped, unless Huittig arranges for third party inspection. All inspection costs shall be borne by Woodgrain. Huttig reserves the right to audit Products and associated materials located at the Facility. Huttig and its representatives shall have the right to physically inspect Products at the Facility upon reasonable notice during normal business hours.

Section 8. WARRANTY AND DISCLAIMER.

8.1	Woodgrain warrants that all Products delivered to Huttig or its customers will conform to the Product Warranties attached as Exhibit B.

*	Certain portions of this agreement have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

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8.2	THE FOREGOING WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTY ARISING OUT OF A COURSE OF DEALING OR PERFORMANCE, CUSTOM OR USAGE OF TRADE, EXCEPT WARRANTIES OF TITLE AND PATENT INFRINGEMENT.

Section 9. NONCONFORMING PRODUCTS.

9.1	Any Products supplied hereunder that do not conform in all respects to the requirements set forth in this Agreement shall be deemed “Nonconforming Products.”

9.2	Huttig shall notify Woodgrain of any Nonconforming Products promptly after Huttig is notified of such Nonconforming Products by any customer, or Huttig otherwise becomes aware of such Nonconforming Products. Huttig and its customers shall have the right to reject any Nonconforming Products.

9.3	In the event any Nonconforming Products are delivered to Huttig or its customers, Woodgrain shall promptly issue a credit or refund, as appropriate, and promptly ship new Products, at Woodgrain’s sole cost and expense, to location(s) designated by Huttig. The credit or refund applicable to Nonconforming Products shall be determined in relation to customary market negotiations for similar products in the building industry. If the Parties cannot agree on customary credit or refund terms, the Parties shall resolve their dispute in accordance with the dispute resolution provisions of Section 16 hereof. Woodgrain shall, at its sole cost and expense, rework or destroy all Nonconforming Products in compliance with all applicable laws, rules and regulations, and in accordance with Huttig’s reasonable instructions. Woodgrain shall certify to Huttig in writing that it has reworked or destroyed all Nonconforming Products in accordance with this Agreement. The foregoing shall be the exclusive remedy of Huttig for any breach of the warranty set forth in Section 8.1 above.

Section 10. LIMITATION OF LIABILITIES; TIME LIMIT FOR FILING.

10.1

EXCEPT AS PROVIDED IN SECTION 11.1, NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY PERFORMANCE OR LACK OF PERFORMANCE HEREUNDER FOR ANY CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES WHATSOEVER, INCLUDING WITHOUT LIMITATION, DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, DELAYS AND THE LIKE ARISING OUT OF THIS AGREEMENT, EVEN IF ADVISED BY THE OTHER PARTY OF THE

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POSSIBILITY OF SUCH DAMAGES. This limitation applies regardless of whether such damages are sought based on breach of contract, negligence, strict liability in tort or any other legal theory.

10.2	Any action for breach of warranty or any other obligation under this Agreement must be commenced within the time period(s) set forth in the Product Warranties attached as Exhibit B.

10.3	Each limitation on liability or limited or exclusive remedy set forth in this Agreement is independent of any other limitation or remedy and if any such limitation or remedy fails of its essential purpose or is otherwise held to be unenforceable, that shall not affect the validity of any other such limitation or remedy.

Section 11. INDEMNIFICATION.

11.1	Woodgrain shall indemnify, hold harmless and defend Huttig (including, without limitation, its officers, directors, agents, representatives and employees) and its successors and assigns, from and against any and all losses, costs, damages, liabilities or expenses (including but not limited to reasonable attorneys’ fees and other costs of defending any action) for any third-party liability or third-party claims based upon a theory of negligence, breach of warranty or strict liability in tort or any other legal or equitable theory in connection with the manufacture or sale of Products supplied by Woodgrain, or the Products’ method of manufacture, except to the extent caused by Huttig or its successors or assigns. Woodgrain shall maintain product liability insurance of, at least US $1,000,000 per occurrence and US $7,000,000 in the aggregate and have Huttig added as an additional insured on such policy or policies. Woodgrain shall provide Huttig with a copy of the policy(ies) and the certificate(s) of insurance. Woodgrain shall keep such insurance coverage in force during the term of this Agreement and for a period of not less than ten (10) years following termination.

Section 12. TERM AND TERMINATION.

12.1	Unless otherwise earlier terminated as hereinafter provided, the term of this Agreement shall be for five (5) years from the date hereof; provided, however, that this Agreement shall automatically renew for successive one (1) year terms, unless either Party gives the other Party notice of termination not less than one hundred twenty (120) days from the end of the then current term.

12.2

Either Party may terminate this Agreement during the term hereof, upon written notice in the event the other Party fails to perform a material obligation under this Agreement or otherwise is in breach of any of its material obligations hereunder. The Party receiving such notice shall have thirty (30) days from the date of receipt thereof to cure the failure or breach. If the Party receiving such notice does not cure the failure or breach within such cure period, the Party claiming breach may

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terminate this Agreement by sending written notice of termination. If Woodgrain has the right to terminate this Agreement pursuant to this Section 12.2, or has demanded cure of a Huttig default pursuant hereto which has not yet been cured, Woodgrain may also suspend its performance under this Agreement and any individual sales contracts concluded pursuant hereto and, by written demand to Huttig, cause all amounts owed to it by Huttig which are not yet due to become immediately due and payable.

12.3	In addition to the rights of non-renewal set forth in Section 12.1, and the termination rights set forth in Section 12.2, either Party may terminate this Agreement on written notice, upon the occurrence of any of the following events:

12.3.1	(A) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of a Party in an involuntary case under the U.S. Bankruptcy Code, or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or other similar relief shall be granted under any applicable Federal or state law; (B) an involuntary case shall be commenced against a Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of a Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of a Party, and any such event described in this clause (B) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

12.3.2	(A) A Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or a Party shall make a general assignment for the benefit of creditors; or (B) a Party shall be unable or shall fail, or shall admit in writing its inability, to generally pay its debts as such debts become due; or

12.3.3	Any order, judgment or decree shall be entered against a Party decreeing the dissolution or split up of such Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days.

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12.4	The termination of this Agreement shall not release either Party from the obligation to pay any sum that may be owing (whether then or thereafter due) or operate to discharge any liability that had been incurred by either Party prior to any such termination. The provisions of Sections 3.3, 3.4, 8, 9, 10, 11, 12.3, and 13 through 17, shall survive any termination of this Agreement.

Section 13. FORCE MAJEURE.

13.1	If the performance of this Agreement or any obligation provided herein is prevented, restricted, or interfered with by any reason or cause outside the reasonable control of either Party, including without limitation, by reason of fire, explosion, plant breakdown, strike or labor dispute, war, terrorism, lack or failure of transportation facilities, fire, flood, act of God, civil commotion, blockage or embargo, or any law, regulation, decision, demand or requirement of any Governmental authority (“Force Majeure Event”), the Party so affected, upon giving prompt notice to the other Party, shall be excused from the performance of the obligation or obligations so prevented, restricted or interfered with, except for obligations for the payment of money, it being understood that a lack of funds is not a Force Majeure Event; provided, the affected Party uses its commercially reasonable efforts to rectify, avoid or remove such causes of nonperformance; and provided, further, that during the period of any such Force Majeure Event, Huttig shall be entitled to contract with and receive Products (including Exclusive Products) from other sources. Notwithstanding the foregoing, regardless of the nature of the Force Majeure Event, if a Party is not able to perform within ninety (90) days after such event, the other Party may elect to terminate this Agreement.

Section 14. CONFIDENTIALITY.

14.1	Each Party (the “Receiving Party”) agrees that it will not disclose any Confidential Information, as defined herein, received from the other Party (the “Disclosing Party”) and shall not use such Confidential Information except as permitted by this Agreement without the prior written consent of the Disclosing Party, except as the Receiving Party is otherwise required by law to disclose such Confidential Information.

14.2	“Confidential Information” means (a) information identified as confidential in nature by the Disclosing Party at the time of disclosure; (b) information which by its nature is normally considered confidential, such as information relating to past, present or future research, marketing plans and budgets, customer lists, business affairs, costs and pricing data, or any proprietary products, materials or methodologies; (c) information known by the Receiving Party to be treated as confidential by the Disclosing Party; (d) the existence and terms of this Agreement; or (e) information provided to either party by third parties under an obligation of confidentiality.

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14.3	Confidential Information shall not include any information that the Receiving Party reasonably establishes:

14.3.1	Was in the public domain at the time the Receiving Party learns of it, or later becomes publicly known through no wrongful act of the Receiving Party;

14.3.2	Was known to the Receiving Party prior to the date of this Agreement, as shown by written records of the Receiving Party, and was not subject to prior confidentiality obligations with the Disclosing Party;

14.3.3	Was received by the Receiving Party from a third party who had a lawful right to disclose it to the Receiving Party and no obligation to maintain the confidentiality of such information;

14.3.5	Was independently developed by the Receiving Party without the use of or reference to the Confidential Information of the Disclosing Party; provided, however, that such information as is not included within Confidential Information because it meets the conditions of Section 14.3.1, 14.3.2, 14.3.3 or 14.3.4 shall be deemed to be Confidential Information until the date it becomes public knowledge, is independently developed, is received from a third party or is approved for release, as the case may be.

14.4	All Confidential Information received under this Agreement shall be treated by the Receiving Party with reasonable care to assure that the confidentiality of such Confidential Information is maintained, and that such Confidential Information is not distributed, disclosed or disseminated in any way to anyone except employees of the Receiving Party who are involved in the work related to this Agreement and who have a need to know such information.

14.5	All rights the Disclosing Party may have in Confidential Information prior to disclosure, including, without limitation, rights of patent, copyright and trade secret, shall remain exclusively with the Disclosing Party, and nothing in this Agreement shall be construed as granting any license, waiver or other right to the Receiving Party with respect to Confidential Information.

14.6	Each of the Parties shall have the right to refuse to receive any information under this Agreement and nothing in this Agreement shall obligate either Party to disclose to the other any information whatsoever.

14.7	The Receiving Party shall promptly return all Confidential Information to the Disclosing Party upon termination of this Agreement or at any time upon request and shall certify, represent and warrant that all such Confidential Information and copies and extracts thereof have been returned or destroyed, provided that the Receiving Party may retain one copy of the Confidential Information for archival purposes in the event of a dispute as to the Confidential Information received.

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Section 15. NOTICES.

15.1	Any notice or demand required or permitted to be given under the terms of this Agreement shall be deemed to have been duly given or made if given by any of the following methods:

15.1.1	Deposited in the United States mail, in a sealed envelope, postage prepaid, by registered or certified mail, return receipt requested, respectively addressed as follows:

To Woodgrain:	Woodgrain Millwork, Inc.
Attention Steven J. Atkinson, Chief Financial Officer
300 N.W. 16th Street
P.O. Box 566
Fruitland, Idaho 83619
Fax number 208/452-3029

with a copy to:	Stoel Rives LLP
Attention Paul M. Boyd, Esq.
101 S. Capitol Blvd., Suite 1900
Boise, Idaho 83702
Fax number 208/389-9040

If to Huttig:	Huttig Building Products Inc.
Attention Jon P. Vrabely, Vice-President – Product Management
555 Maryville University Dr., Suite 240
St. Louis, MO 63141
Fax number 314/216-2601

with a copy to:	Huttig Building Products Inc.
Attention Nick H. Varsam, Vice President – General Counsel
555 Maryville University Dr., Suite 240
St. Louis, MO 63141
Fax number 314/216-8793

15.1.2	Hand-delivered or sent to the above address via an established national overnight delivery service (such as Federal Express), charges prepaid, or

15.1.3	Sent via any electronic communications method provided the sender obtains written confirmation of receipt of the communication by the electronic communication equipment at the office of the address listed above.

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15.2	Notices delivered by mail shall be deemed given five (5) business days after being deposited in the United States mail, return receipt requested. Notices delivered by hand, by facsimile, or by a nationally recognized private carrier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two (2) business days after it is delivered by facsimile. Any Party may hereinafter designate other addresses to which notice may be sent, upon written notice sent to the other Party at the address above designated, or subsequently designated in accordance herewith.

Section 16. GOVERNING LAW; DISPUTE RESOLUTION.

16.1	This Agreement, all transactions executed hereunder and the legal relations between the Parties will be governed and construed solely in accordance with the laws of the State of Missouri, without reference to the conflict of laws principles of such State.

16.2	Upon the written request of either Party, any dispute arising from or related to this Agreement shall be referred jointly for decision to the respective executive management of each Party. If the executive management do not agree upon a resolution of the dispute within thirty (30) days after the first reference, either Party may elect to have the dispute resolved by arbitration as provided in Section 16.3 below.

16.3	Subject to Section 16.2 above, all disputes arising out of or related to this Agreement shall be settled by binding arbitration according to the Commercial Arbitration Rules of the American Arbitration Association, by one or more arbitrators appointed pursuant to such Rules. If the arbitration is initiated by Huttig, arbitration shall be in Boise, Idaho, and if the arbitration is initiated by Woodgrain, arbitration shall be in St. Louis, Missouri, unless otherwise agreed to by the Parties. All costs of arbitration, including but not limited to, reasonable attorneys’ fees and witness expenses shall be awarded to the prevailing Party. Judgment on the award may be entered in any court capable of exercising jurisdiction. Once the arbitration hearing has commenced, it shall remain in continuous session, weekends and local holidays excepted, until concluded. Procedural timelines shall be strictly enforced and the matter shall be decided based on the provisions of applicable law. The arbitrator(s) shall issue a reasoned award within thirty (30) days of the conclusion of the hearing. The Parties agree that such award shall remain confidential and that no appeals will be taken from the award nor its enforcement opposed, except on the grounds of material undisclosed conflict of interest on the part of the arbitrator(s) or fraud. If more than one dispute arises from this Agreement, where possible, all such disputes shall be consolidated into a single arbitration.

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Section 17. MISCELLANEOUS PROVISIONS.

17.1	The relationship established between Woodgrain and Huttig by this Agreement is that of a vendor to its vendee. No Party is an agent of another Party and no Party has authority to bind another Party, transact any business in another Party’s name or on its behalf in any manner or make any promises or representations on behalf of another Party.

17.2	No Party shall assign its rights or delegate its duties under this Agreement, in whole or in part, directly or indirectly, by operation of law or otherwise, without written consent of the other Party. Any assignment, delegation or transfer of this Agreement or any interest herein, without the prior written consent of the other Party, is void and cause for termination of this Agreement. This Agreement shall be binding upon, and shall inure to the benefit of, the respective successors and permitted assigns of the Parties.

17.3	Any failure or delay by any Party in exercising any right or remedy in one or many instances will not prohibit a Party from exercising it at a later time or from exercising any other right or remedy.

17.4	No part of this Agreement may be waived, modified or supplemented in any manner whatsoever (including a course of dealing or of performance or usage of trade) except by a written document signed by authorized officers of the Parties. Any waiver by a party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of that provision or of any other provision hereof. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

17.5	This Agreement and the Exhibits referred to in this Agreement, which Exhibits are incorporated and made a part of this Agreement by this reference, supersede and terminate any and all prior agreements, if any, whether written or oral, between the Parties with respect to the subject matter contained herein. Each Party agrees that it has not relied on any representation, warranty or provision not explicitly stated in this Agreement and that no oral statement has been made to either Party that in any way tends to waive any of the terms or conditions of this Agreement. This Agreement constitutes the final written expression of all terms of the Agreement, and it is a complete and exclusive statement of those terms.

17.6	Nothing express or implied in this Agreement is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

17.7

In the event that any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any jurisdiction, such provision shall be ineffective as of such jurisdiction to the extent of invalidity, illegality or unenforceability without invalidating or affecting the remaining provisions hereof

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or affecting the validity, legality or unenforceability of such provisions in any other jurisdiction.

17.8	Neither Party to this Agreement shall issue any press release or make any other public announcement or comment relating to this Agreement or the transactions contemplated herein without the prior written consent of the other Party, except as may be required by applicable securities laws and rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange, after prior written notice to the other Party.

17.9	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Any counterpart may be delivered by facsimile transmission with the same legal force and effect as an originally executed copy hereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused this Master Supply Agreement to be executed by their duly authorized officers as of the day and year first set forth above.

HUTTIG BUILDING PRODUCTS, INC.	WOODGRAIN MILLWORK, INC.

By:	By:
Name:	Name:
Title:	Title:

[SIGNATURE PAGE TO MASTER SUPPLY AGREEMENT]

Exhibit A

LIST OF PRODUCTS

1.	Windows—Pinnacle, Legend, and Next Dimension Series

2.	Domestic interior pine doors

3.	Offshore interior pine doors

4.	Offshore fingerjoint split jambs (raw or primed)

5.	Offshore fingerjoint moldings (raw, primed, or clay coat)

6.	Domestic interior moldings (raw or primed)

7.	Domestic exterior moldings and frames (raw or primed)

8.	Solid lineal moldings

Exhibit B

PRODUCT WARRANTIES

[See Attached]

Exhibit omitted. The registrant undertakes to furnish supplementally a copy of such omitted exhibit to the Commission upon request.

Exhibit C

PRICES

1.	Windows Pricing: Windows Pricing will be catalog pricing times the following multipliers:

Albuquerque only: * multiplier (*% discount)

All other branches: * multiplier (* discount)

2.	Door Pricing: Detailed current Door Pricing will be delivered to Huttig by August 23, 2004, per Section 3.1 of the Agreement.

3.	Other Products: For all other Products, current pricing is the pricing on the most recent purchase orders issued by Huttig for such Products.

*	Certain portions of this agreement have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.

Exhibit D

HUTTIG STANDARD PURCHASE TERMS AND CONDITIONS

[See Attached]

Exhibit omitted. The registrant undertakes to furnish supplementally a copy of such omitted exhibit to the Commission upon request.

Exhibit E

ANNUAL MINIMUM ORDER AMOUNT

(Offshore Production/ Not subject to 4% penalty)

Product	Minimum Monthly Order Quantity

Split Jambs	* containers (approximately * pairs)

Clay Coat Moldings	* containers (approximately * board feet)

*	Certain portions of this agreement have been omitted pursuant to a confidential treatment request and filed separately with the Securities and Exchange Commission.